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EXHIBIT 11.2

                              PAMECO CORPORATION

          COMPUTATION OF HISTORICAL SUPPLEMENTAL NET INCOME PER SHARE

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                                                             Three Months Ended
                                                                 May 31
                                                                  1997
                                                            -----------------
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Primary and fully diluted:
     Weighted average common stock and common
     stock equivalents outstanding during the
     period..................................                          8,585


Effect of common stock equivalents issued
     subsequent to March 26, 1996, computed
     in accordance with the treasury stock method
     as required by the SEC (1)..............                            330
                                                            -----------------

              Total                                                    8,915
                                                            =================

Net Income                                                    $        1,015
Plus: Reduction in interest expense from repayment
      of long-term notes payable,net of income taxes(2)                  621
                                                            -----------------
Net Income                                                    $        1,636
                                                            =================

Net income per share of common stock                          $         0.18
                                                            =================
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(1)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
     No. 83, Common stock equivalents issued at prices below the Initial Public Offering price per share of $14 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented prior to the Initial Public Offering.

(2) Historical supplemental net income per share reflects the number of shares of common stock issued upon consummation of the Initial Public Offering used to repay $44.2 million in current and long term debt as if the issuance had occurred at the beginning of the period (or date of issuance of notes payable, if later) and the related reduction in interest expense.